Exhibit 2.1
ASSET PURCHASE AGREEMENT
dated September 30, 2008
between
SS&C TECHNOLOGIES NEW JERSEY, INC.
and
MICRO DESIGN SERVICES, LLC

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER	19
3.1	Organization and Corporate Power	19
3.2	Authorization of the Transaction	19
3.3	Noncontravention	19

ARTICLE IV	PRE-CLOSING COVENANTS	20
4.1	Closing Efforts	20
4.2	Governmental and Third-Party Notices and Consents	20
4.3	Operation of Business	21
4.4	Access to Information	22
4.5	Notice of Breaches	22
4.6	Exclusivity	23
4.7	FIRPTA Tax Certificate	23
4.8	New Jersey Bulk Sale Notice	23

ARTICLE V	CONDITIONS TO CLOSING	23
5.1	Conditions to Obligations of the Buyer	23
5.2	Conditions to Obligations of the Seller	25

ARTICLE VI	POST-CLOSING COVENANTS	25
6.1	Proprietary Information	25
6.2	Solicitation and Hiring	26
6.3	Non-Competition	26
6.4	Tax Matters	27
6.5	Sharing of Data	27
6.6	Use of Name	27
6.7	Cooperation in Litigation	27
6.8	Collection of Accounts Receivable	28
6.9	Employees	28
6.10	Assistance with Public Filings	28
6.11	Enforcement of Insurance Claims	28

ARTICLE VII	INDEMNIFICATION	29
7.1	Indemnification by the Seller	29
7.2	Indemnification by the Buyer	29
7.3	Indemnification Claims	30
7.4	Survival of Representations and Warranties	33
7.5	Limitations	33
7.6	Treatment of Indemnity Payments	34
7.7	Member Guaranty	34

ARTICLE VIII	TERMINATION	35
8.1	Termination of Agreement	35
8.2	Effect of Termination	35

ARTICLE IX	DEFINITIONS	35

ARTICLE X	MISCELLANEOUS	46
10.1	Press Releases and Announcements	46
10.2	No Third Party Beneficiaries	46
10.3	Entire Agreement	46
10.4	Succession and Assignment	46
10.5	Counterparts and Facsimile Signature	46
10.6	Headings	47
10.7	Notices	47
10.8	Governing Law	47
10.9	Amendments and Waivers	47
10.10	Severability	48
10.11	Expenses	48
10.12	Submission to Jurisdiction	48
10.13	Specific Performance	48
10.14	Construction	49
Exhibits

Exhibit A -	Escrow Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Patent Assignment
Exhibit D -	Trademark Assignment
Exhibit E -	Instrument of Assumption
Exhibit F -	Employment Agreement
Schedules

Schedule 1.1(b) -	Excluded Assets
Schedule 1.2(a) -	Assumed Liabilities
Schedule 1.6 -	Allocation of Purchase Price
Schedule 5.1(a) -	Required Governmental and Third-Party Notices and Consents
Disclosure Schedule

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of September 30, 2008 by and between SS&C Technologies New Jersey, Inc., a New Jersey corporation (the “Buyer”), Micro Design Services, LLC, a New Jersey limited liability company (the “Seller”), and for the limited purposes stated herein, Roman J. Szymansky and Xavier F. Gonzalez (the “Member Guarantors”).
     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller.
     Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.
     In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE ASSET PURCHASE
     1.1 Purchase and Sale of Assets.
          (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.
          (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.
     1.2 Assumption of Liabilities.
          (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.
          (b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.
     1.3 Purchase Price. The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be $17,200,000, subject to adjustment prior to the Closing as follows:
          (a) No later than the third business day prior to the Closing Date, the Seller shall deliver to the Buyer a certificate, dated as of the date of delivery, certifying and attaching the Preliminary Closing Balance Sheet. The Seller shall prepare the Preliminary Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements, and such Preliminary Closing Balance Sheet shall set forth the Net Book Value as of the close of business on the fifth business day prior to the Closing

Date. If the Net Book Value as shown on the Preliminary Closing Balance Sheet is less than $750,000, the Purchase Price shall be reduced by such deficiency, and if the Net Book Value as shown on the Preliminary Closing Balance Sheet exceeds $750,000, the Purchase Price shall be increased by such excess amount.
          (b) If the Purchase Price is adjusted pursuant to paragraph (a) of this Section 1.3, the allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 1.6 attached hereto shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.
     1.4 Escrow. At the Closing, $1,720,000 of the Purchase Price payable by the Buyer at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
     1.5 The Closing.
          (a) The Closing shall take place at the offices of WilmerHale in Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
          (b) At the Closing:
               (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;
               (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;
               (iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, one or more patent assignments in substantially the form attached hereto as Exhibit C, one or more trademark assignments in substantially the form attached hereto as Exhibit D, and such other instruments of conveyance (such as assigned certificates or documents of title and assigned negotiable instruments) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;
               (iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit E and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

               (v) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price, as calculated pursuant to Section 1.3, less the amount to be deposited in escrow pursuant to Section 1.4;
               (vi) the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.4;
               (vii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and
               (viii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
     1.6 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.
     1.7 Post-Closing Adjustments. The Purchase Price as calculated pursuant to Section 1.3 shall be subject to additional adjustment after the Closing Date as follows:
          (a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller the Draft Closing Balance Sheet. The Buyer shall prepare the Draft Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements, which shall set forth the Net Book Value.
          (b) The Seller shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Seller accepts the Draft Closing Balance Sheet or a detailed statement describing its objections to the Draft Closing Balance Sheet. If the Seller delivers to the Buyer a notice accepting the Draft Closing Balance Sheet, or the Seller does not deliver a written objection to the Draft Closing Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. If the Seller timely objects to the Draft Closing Balance Sheet, such objections shall be resolved as follows:
               (i) The Buyer and the Seller shall first use their respective Reasonable Best Efforts to resolve such objections.
               (ii) If the Buyer and the Seller do not reach a resolution of all objections set forth on the Seller’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Seller shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth on the Seller’s statement of objections (the “Unresolved Objections”).

               (iii) The Buyer and the Seller shall jointly submit to the Accountant, within 15 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet, a copy of the statement of objections delivered by the Seller to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller. Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.
               (iv) Within 90 days after the date of its engagement hereunder, the Accountant shall determine whether the Unresolved Objections are appropriate and shall issue a ruling which shall include a balance sheet, consisting of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant’s resolution of the Unresolved Objections. Such balance sheet shall be deemed to be the Final Closing Balance Sheet.
               (v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 1.7(b) for resolving disputes with respect to the Draft Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.
               (vi) The Buyer and the Seller shall share equally the fees and expenses of the Accountant.
          (c) If the Net Book Value as shown on the Final Closing Balance Sheet is less than the Net Book Value as shown on the Preliminary Closing Balance Sheet, the Purchase Price shall be reduced by such deficiency and the Seller shall pay to the Buyer, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such deficiency.
          (d) If the Net Book Value as shown on the Final Closing Balance Sheet exceeds the Net Book Value as shown on the Preliminary Closing Balance Sheet, the Purchase Price shall be increased by such excess amount and the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such excess.

          (e) If the Purchase Price is adjusted pursuant to this Section 1.7, the allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 1.6 attached hereto (and, if applicable, as modified pursuant to Section 1.3(b)) shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.
     1.8 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.
     1.9 Withholding. The Buyer shall be entitled to deduct, withhold and pay over to the applicable governmental entity from the consideration otherwise payable pursuant to this Agreement to any recipient of a payment hereunder such minimum amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by the Buyer, and the Buyer covenants that such withholding shall be paid to the applicable governmental entity when such amount is due.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Seller, including without limitation John R. Petschauer, Greg Johnson, Roman J. Szymansky and Xavier F. Gonzalez, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question of each of Dustin Kimball, Arthur Markowitz and Paul McGovern and subsequent reasonable investigation of relevant issues, if any, coming to their attention as a result of such inquiry.
     2.1 Organization, Qualification and Power. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New Jersey. The Seller is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s business or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its certificate of formation and Operating Agreement, dated January 2, 1996, by and among Xavier F. Gonzalez and Roman J. Szymansky (such certificate and agreement, the “LLC Organization Documents”). The Seller is not in default under or in violation of any provision of the LLC Organization Documents.
     2.2 Capitalization. The authorized capitalization of the Seller consists of 10 membership interests, of which 5 membership interests are owned by Roman J. Szymansky and 5 membership interests are owned by Xavier F. Gonzalez. All of the issued and outstanding membership interests of the Seller are held of record and beneficially by the Member Guarantors. There are no outstanding options, warrants or other instruments giving any party the right to acquire any membership interests of the Seller. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its membership interests.
     2.3 Authorization of the Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company (including member and manager) action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors’ rights and by general principles of equity.
     2.4 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the LLC Organization Documents, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.
     2.5 Subsidiaries. The Seller has no Subsidiaries. The Seller does not control directly or indirectly and, except as set forth in Section 2.5 of the Disclosure Schedule, does not have any direct or indirect equity participation, ownership interest or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
     2.6 Financial Statements. The Seller has provided to the Buyer the Financial Statements. The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments, which will not be material in amount or effect.
     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.3.
     2.8 Undisclosed Liabilities. The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
     2.9 Tax Matters.
          (a) The Seller has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete. The Seller is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Seller has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Seller for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Seller for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Seller (i) has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Seller and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) The Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Seller relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed. The Seller has not (x) waived any statute of limitations with respect to Taxes as to which the statute remains open or agreed to extend the period for assessment or collection of any Taxes as to which the statute remains open, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.
          (c) None of the assets of the Seller (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Seller in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
          (e) The Seller does not own any interest in an entity that is characterized as a partnership or disregarded entity for federal income Tax purposes, other than Mahogany Partners, LLC.
          (f) Section 2.9(f) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Seller’s nexus with such jurisdiction.
          (g) The Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

          (h) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller, other than with respect to Taxes not yet due and payable.
          (i) The Seller is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
          (j) The Seller has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
          (k) Each of the Seller and Mahogany Partners, LLC is a partnership for federal and state income tax purposes.
     2.10 Ownership and Condition of Assets.
          (a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests.
          (b) The Acquired Assets are sufficient for the conduct of the Seller’s business as presently conducted and as presently proposed to be conducted and, except as to the Excluded Assets, constitute all assets used by the Seller in such business.
          (c) Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature.
          (d) Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.
     2.11 Owned Real Property. The Seller does not own, and has never owned, any real property.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options and the rent payable thereunder. The Seller has delivered or made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (b) such Lease is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such

Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) the Seller is not, and to the knowledge of the Seller, no other party is, in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and
          (g) to the knowledge of the Seller, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.
     2.13 Intellectual Property.
          (a) Seller Owned Intellectual Property. Section 2.13(a) of the Disclosure Schedule lists (i) all Seller Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and (ii) all other Seller Owned Intellectual Property that is used in or useful to the Seller’s business. All assignments of Seller Registrations to the Seller have been properly executed and recorded. All Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Seller.
          (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Seller threatened, with respect to any Patent Rights included in the Seller Registrations. The Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Seller and has made no material misrepresentation in such applications. The Seller has no knowledge of any information that would preclude the Seller from having clear title to the Seller Registrations or affecting the patentability or enforceability of any Seller Registrations.
          (c) Ownership; Sufficiency. Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Seller Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Seller, (ii) to Exploit the Internal Systems as they are currently used by the Seller, and (iii) otherwise to conduct the Seller’s business in all material respects in the manner currently conducted by the Seller.
          (d) Protection Measures. The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller. To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person. The Seller has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Seller. Except as set forth in Section 2.13(e) of the Disclosure Schedule, none of the Customer Offerings, or the Exploitation thereof by the Seller, or, to the extent specified, anticipated or reasonably anticipatable by the Seller, subject to an obligation to indemnification by the Seller or within the knowledge of the Seller, by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Seller’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by it in connection with the Seller’s business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation in its possession.
          (f) Infringement of Rights. Except as set forth in Section 2.13(f) of the Disclosure Schedule, to the knowledge of the Seller, no person (including, without limitation, any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller. The Seller has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats that it has received concerning the infringement, violation or misappropriation of any Seller Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property. Except for indemnities contained in any contracts with customers entered into in the Ordinary Course of Business and as set forth in Section 2.13(g) of the Disclosure Schedule, the Seller has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.
          (h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property. Except as set forth in Section 2.13(h) of the Disclosure Schedule, no third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.
          (i) Source Code. Except as set forth in Section 2.13(i) of the Disclosure Schedule, the Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of such Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by the Seller or its escrow agent(s) or any other person to any third party.
          (j) Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.

          (k) Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Seller has utilized in any way in the Exploitation of Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Seller. The Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each current and each former employee of the Seller that has been an employee of the Seller within the most recent seven (7) years or has contributed to or been involved with the creation of any Intellectual Property used by or useful to the Seller, and each current and each former independent contractor of the Seller that has been an independent contractor of the Seller within the most recent five (5) years or has contributed to or been involved with the creation of any Intellectual Property used by or useful to the Seller, has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Seller has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party within the last seven years.
          (n) Support and Funding. The Seller has not sought, applied for or received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
     2.14 Inventory. The Seller has no inventory.
     2.15 Contracts.

     (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;
               (ii) any agreement (or group of related agreements) for the sale of Customer Offerings;
               (iii) any agreement (or group of related agreements) for the purchase of products or receipt of services (A) which involves more than the sum of $10,000, or (B) in which the Seller has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
               (iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company with any third party;
               (v) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (vi) any agreement for the disposition of any significant portion of the assets or business of the Seller or any agreement for the acquisition of the assets or business of any other entity;
               (vii) any agreement concerning exclusivity or confidentiality;
               (viii) any employment or consulting agreement;
               (ix) any agreement involving any current or former officer, member or manager of the Seller or an Affiliate thereof;
               (x) any agreement not otherwise listed in Section 2.15 of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;
               (xi) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
               (xii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;
               (xiii) any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to,

customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xiv) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and
               (xv) any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.
          (b) The Seller has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each Assigned Contract: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) the Seller, and to the knowledge of the Seller, each other party is not in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.
          (c) The Seller is not and was not a party to any contract currently in force or in force at any time during the six years preceding the date of this Agreement that (i) is or was between the Seller and a Governmental Entity or (ii) is or was entered into by the Seller as a subcontractor (at any tier) in furtherance of a contract between another entity and a Governmental Entity, and the Seller has not participated, directly or indirectly, in the submission of any outstanding bids or proposals for any prospective contract that would meet the description of either of clauses (i) or (ii) of this Section 2.15(c) if such bid or proposal were successful.
     2.16 Accounts Receivable. A complete and accurate list of the Seller’s accounts receivable as of September 2, 2008, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Seller as of September 2, 2008 (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (each within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts reflected in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Seller that have arisen since September 2, 2008 are valid receivables subject to no setoffs or counterclaims and are collectible (each within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve reflected in Section 2.16 of the Disclosure Schedule. The Seller has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.
     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. Such insurance policies, to the knowledge of the Seller, are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Seller. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Seller is not liable for retroactive premiums or similar payments and is otherwise in compliance in all material respects with the terms of such policies.
     2.19 Litigation. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Seller. There are no judgments, orders or decrees outstanding against the Seller.
     2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) pursuant to the contracts set forth in Section 2.15(a)(ii) of the Disclosure Schedule, and (ii) manufacturers’ warranties for which the Seller has no liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.
     2.21 Employees.
          (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Each current and each former employee of the Seller that has been an employee of the Seller within the most recent seven (7) years or has contributed to or been involved with the creation of any Intellectual Property used by or useful to the Seller has acknowledged and agreed to in writing the Company’s policy regarding confidentiality and assignment of inventions contained in its employee manual, copies of which manual and such acknowledgements have been provided by the Seller to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered or made available to the Buyer. Each such agreement referenced in the two preceding sentences is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. The Seller is in compliance with all applicable laws relating to the hiring and employment of employees.

          (b) The Seller is not a party to and is not bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.
     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last five plan years for each Seller Plan, have been delivered or made available to the Buyer.
          (b) Neither the Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
          (c) At no time has the Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
     2.23 Environmental Matters.
          (a) The Seller has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.
          (b) The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
          (c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) that the Seller has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
          (e) The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

     2.24 Legal Compliance. The Seller is currently conducting, and has at all times conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
     2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer of the Seller during the last full fiscal year or during the six months ended June 30, 2008 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Seller. Except as set forth in Section 2.25 of the Disclosure Schedule, no such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Seller. No unfilled customer order or commitment obligating the Seller to process, manufacture or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
     2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Seller, there is no basis for believing that such Permit will not be renewed upon expiration. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect immediately following the Closing.
     2.27 Certain Business Relationships With Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.28 Brokers’ Fees. Except as set forth in Section 2.28 of the Disclosure Schedule, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.29 Books and Records. The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at all meetings of the Seller’s members and managers and of all written consents executed in lieu of the holding of any such meeting.
     2.30 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document,

certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
     2.31 Controls and Procedures. The Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Seller and to maintain accountability for the Seller’s assets, (iii) access to assets of the Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Seller is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors’ rights and by general principles of equity.
     3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.
     4.2 Governmental and Third-Party Notices and Consents.
          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
          (b) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.
          (c) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, except and only to the extent that, at the sole election of the Buyer, such Assigned Contracts and/or other assets or rights are included in the bill of sale and the instrument of assumption referred to elsewhere in this Agreement, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consents or approvals as soon as practicable after the Closing, regardless of whether such Assigned Contracts and/or other assets or rights are included in the bill of sale and the instrument of assumption as described in clause (iii)(A) of this Section 4.2(c), (C) upon obtaining such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment of each such Assigned Contract and/or other asset or right pursuant to clause (C) above, the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller to be performed under such Assigned Contract and/or other asset or right, and the Seller shall promptly remit to the Buyer all payments received by it under such Assigned Contract and/or other asset or right for services performed during such period.
     4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing the Seller shall not, without the written consent of the Buyer:
          (a) issue or sell any membership interests or other securities of the Seller or any options, warrants or other rights to acquire any such membership interests or other securities;
          (b) declare, set aside or pay any dividend or other distribution (whether in membership interests or property or any combination thereof) in respect of its membership interests (except cash dividends or distributions);
          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its members, managers, officers or employees, generally or individually, or pay any bonus or other benefit to its members, managers, officers or employees or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
          (h) amend the LLC Organization Documents or any other organizational documents of the Seller in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;
          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any contract or agreement of a nature listed or required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;
          (k) make or commit to make any capital expenditure in excess of $20,000 in the aggregate;
          (l) institute or settle any Legal Proceeding;
          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement not being true and correct at the Closing or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or
          (n) agree in writing or otherwise to take any of the foregoing actions.
     4.4 Access to Information. The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and, with the prior authorization of the Seller (which authorization shall not be unreasonably withheld), personnel, of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.
     4.5 Notice of Breaches.
          (a) From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

     4.6 Exclusivity.
          (a) During the term of this Agreement, the Seller and the Member Guarantors shall not, and the Seller shall require each of its members, managers, officers, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, membership interest exchange, sale of membership interests, sale of material assets or similar business transaction involving the Seller or any division of the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller or any division of the Seller to any party (other than the Buyer), (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any party (other than the Buyer) concerning any such transaction.
          (b) The Seller or the applicable Member Guarantor, as appropriate, shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller or such Member Guarantor, as the case may be, is terminating such discussions or negotiations. If the Seller or either of the Member Guarantors receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller or such Member Guarantor shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
     4.7 FIRPTA Tax Certificate. Within five days prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Seller has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to withhold from the Purchase Price an amount equal to any required withholding Tax under Section 1445 of the Code.
     4.8 New Jersey Bulk Sale Notice. The Seller shall use Reasonable Best Efforts to cooperate with the Buyer in filing the “Notification of Sale, Transfer, or Assignment in Bulk” with the State of New Jersey Department of the Treasury, Division of Taxation pursuant to N.J. Rev. Stat. § 54:50-38 (the “Bulk Sale Notification”) at least 10 days before the Closing Date.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:
          (a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices listed in Schedule 5.1(a);

          (b) the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (c) the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (d) no Legal Proceeding that is not disclosed in Section 2.19 of the Disclosure Schedule shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (e) the Seller shall have delivered to the Buyer the Seller Certificate;
          (f) the Seller shall have delivered to the Buyer an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets (including the lists set forth in Sections 2.10(c), 2.12, 2.13, 2.15, 2.16, 2.21 and 2.26 of the Disclosure Schedule);
          (g) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;
          (h) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in New Jersey and the various foreign jurisdictions in which it is qualified, certified organizational documents, certificates as to the incumbency of officers and/or managers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;
          (i) either (i) the Buyer shall have received from the State of New Jersey Department of the Treasury, Division of Taxation a notice pursuant to N.J. Rev. Stat. § 54:50-38(a) informing the Buyer of any New Jersey state tax claims against the Seller or (ii) having timely filed the Bulk Sale Notification, no notice pursuant to N.J. Rev. Stat. § 54:50-38(a) shall have been received by the Buyer within the applicable timeframe; and

          (j) Roman J. Szymansky shall have executed and delivered to the Buyer an employment agreement substantially in the form attached hereto as Exhibit F and such agreement shall be binding on and enforceable against Mr. Szymansky.
     5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:
          (a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) the Buyer shall have delivered to the Seller the Buyer Certificate;
          (e) the Seller shall have received such other certificates and instruments (including a certificate of good standing of the Buyer in New Jersey, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and
          (f) the Buyer shall have executed and delivered to Roman J. Szymansky an employment agreement substantially in the form attached hereto as Exhibit F and such agreement shall be binding on and enforceable against the Buyer.
ARTICLE VI
POST-CLOSING COVENANTS
     6.1 Proprietary Information. From the Closing Date until the tenth anniversary thereof, each of the Seller and each of the Member Guarantors shall not disclose or make use of (except to pursue its or his rights, under this Agreement or the Ancillary Agreements), and shall use its or his Reasonable Best Efforts to cause all of its or his Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer, its Affiliates or their respective businesses (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller, either of the Member Guarantors, or an Affiliate or either the Seller or either of the Member Guarantors. The Seller shall use its Reasonable Best Efforts to enforce, for the benefit of the Buyer, at the sole cost and expense of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts.
     6.2 Solicitation and Hiring. For a period of three years after the Closing Date, each of the Seller and each of the Member Guarantors shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any Affiliate of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer, or the Affiliate of the Buyer that most recently employed such individual, has been terminated for a period of six months or longer. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts.
     6.3 Non-Competition.
          (a) For a period of three years after the Closing Date, each of the Seller and each of the Member Guarantors shall not, either directly or indirectly as a stockholder, investor, partner, member, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts.
          (b) Each of the Seller and each of the Member Guarantors agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
          (c) Each of the Seller and each of the Member Guarantors shall, and shall use its or his Reasonable Best Efforts to cause its or his Affiliates to, refer all inquiries received within three years after the Closing Date regarding the business, products and services of the Seller to the Buyer.
     6.4 Tax Matters. All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller.
     6.5 Sharing of Data.
          (a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
          (b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.
     6.6 Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the names Micro Design Services, LLC; Micro Design Services; MDS or any name reasonably similar thereto after the Closing Date. Within three (3) days following the Closing, the Seller shall amend the LLC Organization Documents and other limited liability company records, if necessary, to comply with this provision.
     6.7 Cooperation in Litigation. From and after the Closing Date, each Party shall cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Parties relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by any Party providing such cooperation and, if applicable, by its officers, directors, managers, employees and agents, but shall not be responsible for reimbursing such

Party or its officers, directors, managers, employees and agents, for their time spent in such cooperation.
     6.8 Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors, managers and employees incurred in providing such assistance. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.
     6.9 Employees. Effective as of the Closing, the Seller shall terminate the employment of each of its employees. The Buyer promptly thereafter shall offer employment to each such employee, other than Xavier F. Gonzalez, terminable at the will of the Buyer. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement. Each employee who accepts such employment offer and commences employment with the Buyer shall receive credit for service with the Seller prior to the Closing Date for purposes of eligibility to participate and vesting under any plan maintained by or on behalf of the Buyer and for purposes of determining benefit levels under any vacation or severance plan maintained by or on behalf of the Buyer (but not for purposes of accrual of benefits or where duplication of benefits would result).
     6.10 Assistance with Public Filings. From and after the Closing Date, the Seller shall provide such information, assistance and cooperation as the Buyer or any of its Affiliates may reasonably request in connection with the preparation and filing of any registration statement, prospectus, report or other document, the filing of which with any Governmental Entity or stock exchange the Buyer or any of its Affiliates believes in good faith to be required by any applicable law, regulation or stock market rule (each such document, a “Public Filing”). Not in limitation of the foregoing, the Seller shall request of any and all of its present and former independent auditors that each such auditor, at the sole cost and expense of the Buyer, (a) cooperate with and assist the Buyer or any of its Affiliates in the preparation of financial statements with respect to the business of the Seller as conducted as of and prior to the Closing Date for inclusion by the Buyer or any of its Affiliates in any Public Filing, such financial statements to be in compliance with any applicable requirements of Regulation S-X and Forms 8-K, S-1, S-3 and S-4 of the Securities and Exchange Commission, or any other applicable law, regulation, or stock market rule, and to include any pro forma financial information as may be required thereby; (b) deliver “comfort letters” in customary form in connection with any offering of securities by the Buyer or any of its Affiliates; and (c) deliver any consents to the inclusion of financial statements as may be required in connection with any Public Filing.
     6.11 Enforcement of Insurance Claims. The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VII; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 6.11 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; provided, however, that the Seller shall not indemnify or be liable to the Buyer for actions taken by the Buyer in reliance on the Limited Warranties (it being understood and agreed that no inference regarding the right of the Buyer to indemnification for Damages it might suffer as a result of its reliance on the Seller’s representations and warranties hereunder (other than the Limited Warranties) shall be drawn from the Buyer’s ineligibility to be indemnified by the Seller hereunder for Damages it might suffer as a result of its reliance on the Limited Warranties);
          (b) any failure to perform any covenant or agreement of the Seller or any of the Member Guarantors contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement; or
          (c) any Retained Liabilities.
     7.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

          (c) any Assumed Liabilities (from and after the Closing); or
          (d) the Buyer’s performance or fulfillment of the obligations under any Assigned Contract with respect to which the Buyer acts as a subcontractor pursuant to Section 4.2(c) hereof (but only to the extent that the Seller incurs or suffers such Damages solely as a result of the Buyer’s conduct).
     7.3 Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the Claimed Amount is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If within 25 days after receiving a Claim Notice the Indemnifying Party does not give written notice to the Indemnified Party of a Dispute, the amount of indemnity payable for such claim shall be the Claimed Amount, and, if the Buyer is seeking to enforce such claim pursuant to the Escrow Agreement, the Escrow Agent shall disburse the Claimed Amount to the Buyer upon written notice executed by the Buyer.
          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a court sitting in the County and City of New York in accordance with Section 10.12. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).
          (e) If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (f) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).
     7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date two (2) years following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Power), 2.3 (Authorization of the Transaction), 3.1 (Organization and Corporate Power) and 3.2 (Authorization of the Transaction) shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9 (Tax Matters), 2.22 (Employee Benefits) and 2.23 (Environmental Matters) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the second anniversary of the Closing Date with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.5), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.
     7.5 Limitations.
          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 7.1(a) shall not exceed $4,300,000 (the “Cap Amount”) and (ii) the Seller shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.1(a) exceed $50,000 (the “Deductible Amount”) (at which point the Seller shall become liable for the aggregate Damages under Section 7.1(a) in excess of the Deductible Amount); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Power) or 2.3 (Authorization of the Transaction). For purposes solely of this Article VII, all representations and warranties of the Seller in Article II (other than Sections 2.7 (Absence of Certain Changes), 2.15(a)(x) (Contracts with a Seller Material Adverse Effect) and 2.30 (Disclosure)) shall be construed as if the term “material” and any reference to “Seller Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed the Cap Amount, and (ii) the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed the Deductible Amount (at which point the Buyer shall become liable for the aggregate Damages under Section 7.2(a), and not just amounts in excess of the Deductible Amount); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization, Qualification and Corporate Power) or 3.2 (Authorization of Transaction). For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.
          (c) The Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Seller unless there are no remaining funds held in the Escrow Fund pursuant to the Escrow Agreement.
          (d) Except with respect to claims based on fraud and except as provided in Section 10.13, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
     7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.
     7.7 Member Guaranty. The Member Guarantors hereby unconditionally guarantee the due and punctual performance of the Seller’s obligations set forth in this Article VII. This guaranty is an irrevocable guaranty of payment (and not just of collection) for which the Member Guarantors shall be jointly and severally liable (except that the Cap Amount for each Member Guarantor shall be $2,150,000) and which shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any other act or event which might otherwise operate as a legal or equitable discharge of such guaranty under this Section 7.7. Each of the Member Guarantors hereby waives all special suretyship defenses and notice requirements.

ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;
          (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;
          (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before October 31, 2008 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or
          (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before October 31, 2008 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).
     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party for willful breaches of this Agreement).
ARTICLE IX
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “AAA” shall mean the American Arbitration Association.
     “Accountant” shall mean Deloitte & Touche LLP.

     “Acquired Assets” shall mean all of the tangible and intangible assets, properties and rights of the Seller existing as of the Closing (but excluding the Excluded Assets), including but not limited to:
     (a) all trade, contracts and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;
     (b) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements and other tangible personal property;
     (c) all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;
     (d) all securities owned by the Seller and any ownership interest held by the Seller in any other entity, including without limitation, any ownership interest in Mahogany Partners, LLC held by the Seller;
     (e) all Intellectual Property;
     (f) all rights under Assigned Contracts;
     (g) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;
     (h) all Permits; and
     (i) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials.
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Ancillary Agreements” shall mean the Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).
     “Arbitrator” shall mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.
     “Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller is a party, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property, but excluding (i) all agreements pursuant to which the Seller leases or subleases from another party any motor vehicles; (ii) all insurance policies of the Seller; and (iii) all agreements relating to Retained Liabilities.
     “Assumed Liabilities” shall mean all of the liabilities of the Seller set forth on Schedule 1.2(a) attached hereto.
     “Bulk Sale Notification” shall have the meaning set forth in Section 4.8.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 is satisfied in all respects.
     “Cap Amount” shall have the meaning set forth in Section 7.5(a).
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.
     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).
     “Deductible Amount” shall have the meaning set forth in Section 7.5(a).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
     “Draft Closing Balance Sheet” shall mean a balance sheet reflecting only the Acquired Assets and Assumed Liabilities as of the Closing (without giving effect to the transactions contemplated by this Agreement).
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, membership options, membership purchase, membership appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing;

(ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.
     “Escrow Agent” shall mean American Stock Transfer & Trust Company.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.
     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4, together with any interest earned thereon.
     “Excluded Assets” shall mean the following assets of the Seller:
          (a) the LLC Organization Documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;
          (b) all cash, short-term investments, bank accounts and other similar assets (other than security deposits) of the Seller;
          (c) all rights relating to refunds, recovery or recoupment of Taxes of the Seller;
          (d) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;
          (e) those assets listed on Schedule 1.1(b) attached hereto;

          (f) all rights under agreements pursuant to which the Seller leases or subleases from another party any motor vehicles;
          (g) all insurance policies of the Seller; and
          (h) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans.
     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.
     “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Final Closing Balance Sheet” shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.7(b).
     “Financial Statements” shall mean the Seller’s (a) audited balance sheets and statements of income, members’ capital and cash flows as of the end of and for each of the years ended December 31, 2005, 2006 and 2007 and (b) unaudited balance sheet as of June 30, 2008 and statements of income, members’ capital and cash flows for the six months ended June 30, 2007 and 2008.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other federal, state or local governmental or regulatory authority or agency.
     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Intellectual Property” shall mean the following subsisting throughout the world:
          (a) Patent Rights;
          (b) Trademarks and all goodwill in the Trademarks;
          (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
          (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
          (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third party site. All Internal Systems that are material to the business of the Seller are listed and described in Section 2.13(c) of the Disclosure Schedule.
     “Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Limited Warranties” shall mean the representations and warranties of the Seller contained in the second sentence of Section 2.1, Section 2.9(f), the second sentence of Section 2.24 and Section 2.26.
     “LLC Organization Documents” shall have the meaning set forth in Section 2.1.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Member Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Seller as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean June 30, 2008.

     “Net Book Value” shall mean the excess of the assets over the liabilities, as shown on the applicable balance sheet.
     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.
     “Objection Deadline Date” shall mean the date 20 days after delivery by the Buyer to the Seller of the Draft Closing Balance Sheet.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Parties” shall mean the Buyer, the Seller and the Member Guarantors.
     “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Preliminary Closing Balance Sheet” shall mean a balance sheet reflecting only the Acquired Assets and Assumed Liabilities as of the close of business on the fifth business day prior to the Closing Date.
     “Public Filing” shall have the meaning set forth in Section 6.10.
     “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as calculated pursuant to Section 1.3.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Response” shall mean a written response containing the information provided for in Section 7.3(c).
     “Restricted Employee” shall mean any person who either (i) was an employee of the Buyer or any of its Affiliates on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

     “Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:
          (a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets);
          (b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
          (c) under this Agreement or the Ancillary Agreements;
          (d) for any Taxes of the Seller or any Taxes of any person other than the Seller for which the Seller is liable, including, but not limited to Taxes for which the Seller is liable by reason of (i) Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), (ii) being a transferee or successor, (iii) any contractual obligation, (iv) being an equity owner of any entity, including Mahogany Partners, LLC, or otherwise;
          (e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);
          (f) relating to any line of credit or other indebtedness of the Seller;
          (g) under any agreements pursuant to which the Seller leases or subleases from another party any motor vehicles;
          (h) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;
          (i) for repair, replacement or return of products manufactured or sold prior to the Closing;
          (j) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;
          (k) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law, and all liabilities relating to or arising under any Employee Benefit Plan established or maintained by the Seller;

          (l) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee or agent of the Seller, or was serving at the request of the Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);
          (m) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);
          (n) for medical, dental and disability benefits (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);
          (o) for compensation of employees through the Closing Date, including without limitation any liabilities for salaries, wages or bonuses or any accrued expenses in connection therewith;
          (p) owed to brokers or employees in connection with the subject matter and consummation of the transactions contemplated by this Agreement; and
          (q) resulting from, relating to or arising out of the subject matter of, or the suits, proceedings or actions set forth in, Section 2.19 of the Disclosure Schedule, including attorneys’ fees, amounts paid to investigate, defend or settle such claims and any awards of damages, costs or penalties related thereto.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.1 is satisfied in all respects.
     “Seller Intellectual Property” shall mean shall the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.
     “Seller Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Seller by any third party.

     “Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller or (ii) the ability of the Buyer to operate the business of the Seller immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.
     “Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.
     “Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.
     “Seller Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.
     “Seller Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

     “Tax Returns” shall mean any and all reports, returns, declarations or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.
     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     “Unresolved Objections” shall have the meaning set forth in Section 1.7(b)(ii).
ARTICLE X
MISCELLANEOUS
     10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure (including filing a copy of this Agreement with the applicable authority) it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use Reasonable Best Efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and their Affiliates and supersedes any prior understandings, agreements or representations by or among the Parties and their Affiliates, written or oral, with respect to the subject matter hereof; provided that the Mutual Nondisclosure Agreement, dated September 10, 2008, between SS&C Technologies, Inc., a Delaware corporation, and the Seller shall remain in effect in accordance with its terms until the Closing, whereupon all rights and obligations of the parties to such Mutual Nondisclosure Agreement shall automatically terminate.
     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer. Any attempted assignment in contravention of this provision shall be void.
     10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller or Member Guarantors:	Copy to:
Xavier Gonzalez	Ferro Labella & Zucker L.L.C.
34 Sherwood Forest Drive	27 Warren Street
Andover, NJ 07821	Hackensack, NJ 07601
Attn: Rocco J. Labella, Esq.
Fax: (201) 489-5653

If to the Buyer:	Copy to:
SS&C Technologies New Jersey, Inc.	Wilmer Cutler Pickering Hale and
80 Lamberton Road	Dorr LLP
Windsor, CT 06095	60 State Street
Attn: Stephen V. R. Whitman, Esq.	Boston, MA 02109
Senior Vice President and General	Attn: James R. Burke, Esq.
Counsel	Fax: (617) 526-5000
Fax: 860-298-4969
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.
     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     10.11 Expenses. Except as set forth in Sections 1.7 and 6.4, Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be paid until after the Closing.
     10.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state court sitting in New York, New York and the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     10.13 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to injunctive or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.
     10.14 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference herein to “including” shall be interpreted as “including without limitation.”
          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
[Signatures appear on following page]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SS&C TECHNOLOGIES NEW JERSEY, INC.
By:	/s/ William C. Stone
Name:	William C. Stone
Title:	Chairman

MICRO DESIGN SERVICES, LLC
By:	/s/ Roman Syzmansky
Name:	Roman Syzmansky
Title:	Member

     The following members of the Seller hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 4.6, 6.1, 6.2, 6.3 and 7.7.

/s/ Roman J. Szymanksy
Roman J. Szymansky

/s/ Xavier F. Gonzalez
Xavier F. Gonzalez